Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Kristin Paulina (610) 524-2959; kristinp@sambrown.com

DR. PETER J. SAVINO JOINS BOARD OF GENAERA CORPORATION

Plymouth Meeting, PA -- March 22, 2006 -- Genaera Corporation (Nasdaq: GENR) today announced that Peter J. Savino, MD, has accepted an immediate appointment to the Company's Board of Directors and has been nominated to stand for election to the Board at the Company's Annual Meeting on May 11, 2006.

"We are very pleased that a clinician of Dr. Savino's stature has agreed to join Genaera's Board," said Jack Armstrong, President and CEO of Genaera Corporation. "Peter's recognized expertise in ophthalmology will be extremely beneficial as we explore the full clinical potential of EVIZON™ (squalamine lactate) and pursue partnership opportunities for the eventual marketing of the product. Peter has agreed to chair a new Scientific Strategy committee we are establishing to add an additional level of support for our development team as well as to improve our access to key outside advisors."

"I am looking forward to working with the other members of the Board and the Genaera management team to strengthen the Company's medical and clinical capabilities," said Dr. Savino. "Having devoted my career to the preservation of vision, I am also eager to be involved as the Company moves through the next stages of development of EVIZON for the treatment of wet age-related macular degeneration."

Dr. Savino is Director of the Neuro-Ophthalmology Service at Wills Eye Hospital, where he has been a staff member since 1976, and has served as Chairman of the Department of Ophthalmology at the Graduate Hospital in Philadelphia since 1980. He is also an attending ophthalmologist at Thomas Jefferson University Hospital and an adjunct professor of surgery at The Medical College of Pennsylvania and Hahnemann University School of Medicine. Dr. Savino has been the principal investigator on several NIH grants and has published more than 200 articles in scientific journals. He has co-authored two textbooks of neuro-ophthalmology and has authored or co-authored more than 40 book chapters. He serves as a scientific reviewer for 14 scientific journals and as an editor of four other journals. Dr. Savino has lectured extensively around the world and delivered 20 named lectureships. He is the recipient of numerous awards, including honors from the American Academy of Ophthalmology, The Chicago Ophthalmic Society, and the Philadelphia Ophthalmic Society, and has been voted Best Teacher of the Year at Wills Eye Hospital three times. He was named one of the 100 best ophthalmologists in the United States by Ophthalmology Times and is consistently included in Philadelphia Magazine's Best Doctors list. Dr. Savino is a graduate of Manhattan College and received his medical degree from the University of Bologna School of Medicine. He completed his ophthalmology residency at Georgetown University Medical Center and was a Heed Fellow in Neuro-Ophthalmology at Bascom Palmer Eye Institute at the University of Miami.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.